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                                                                    EXHIBIT 99.2

CONTACT:
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Mr. Robert M. Doyle, Senior Vice President and
Chief Financial Officer (516) 484-2300
Coinmach Laundry Corporation

FOR IMMEDIATE RELEASE:
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                     COINMACH LAUNDRY CORPORATION ANNOUNCES
                       ACQUISITION OF KWIK WASH LAUNDRIES

NEW YORK, NEW YORK, January 9, 1997 - Coinmach Laundry Corporation (NASDAQ:
WDRY) is pleased to announce that it has successfully completed the acquisition of Kwik Wash Laundries, L.P. for $125 million in cash and a $15 million promissory note issued by Coinmach Laundry Corporation.

Kwik Wash provides coin-operated laundry equipment services to multi-family properties located primarily in Texas, Louisiana, Arkansas and Oklahoma. It also operates approximately 150 laundromats in Texas. For the twelve months ended September 30, 1996, Kwik Wash had revenues of approximately $65 million and EBITDA of approximately $23 million.

Stephen R. Kerrigan, Chairman and CEO, said, "Kwik Wash represents our first significant acquisition since our initial public offering and firmly establishes us as the nation's leading provider of coin operated laundry equipment services. The Kwik Wash acquisition significantly increases our penetration in the south central region of the U.S. We expect to integrate Kwik Wash into our operations over the next six months and achieve significant targeted cost savings. The combination of Kwik Wash and Coinmach for the twelve months ended September 27, 1996, assuming no cost savings, results in combined revenues of $248 million and EBITDA of $78 million."

The Kwik Wash acquisition increases Coinmach's installed base of machines to approximately 325,000, establishing Coinmach as the nation's leading provider of coin-operated laundry equipment services to multi-family properties, servicing over 30,000 locations in 30 states and the District of Columbia. The transaction was financed with cash and borrowings under Coinmach's new credit facilities, which provide financing to support its acquisition strategy.


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